Exhibit 99.12

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Newbelco SA/NV (“Newbelco”) of the Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Newbelco in the Registration Statement, including the information incorporated by reference therein, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: August 17, 2016	By:	/s/ Carlos Alberto Sicupira
Carlos Alberto Sicupira